Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR THIRD

QUARTER FISCAL YEAR 2004

•	Revenue: $160 Million, up 37% from Third Quarter Fiscal Year 2003
•	Net Income: $10.2 Million, up 42% from Third Quarter Fiscal Year 2003
•	Raising Fiscal Year 2004 Guidance and Introducing Fiscal Year 2005 Guidance

FAIRFAX, Va. – May 3, 2004 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the third quarter of fiscal year 2004, which ended March 31, 2004.

Revenue for the quarter increased 37% from $116.4 million in the March 2003 quarter to $160.0 million. Operating income for the quarter increased 41% from $11.5 million in the March 2003 quarter to $16.2 million. Operating income margin increased from 9.9% in the March 2003 quarter to 10.1%. Net income for the quarter increased 42% from $7.2 million (6.2% of revenue) in the March 2003 quarter to $10.2 million (6.4% of revenue).

Diluted earnings per share for the quarter increased 23% from $0.30 in the March 2003 quarter to $0.37. However, the diluted weighted average share count for the quarter increased 15%, from 23.8 million shares in the March 2003 quarter to 27.5 million shares, primarily as a result of the company’s sale of 2.5 million shares in a follow-on offering in June 2003. Without the additional shares, diluted earnings per share increased approximately 37% year-over-year. A reconciliation between this non-GAAP financial measure and reported EPS is provided as an attachment to this press release.

During the quarter, the Company acquired ORION Scientific Systems (ORION), a growing and profitable provider of specialized counterintelligence, counterterrorism, and law enforcement services. The ORION acquisition closed on January 30, 2004.

Ernst Volgenau, Chairman and Chief Executive Officer of SRA, said, “This was another strong quarter. We continued to deliver robust organic growth, expand our margins, and build our backlog of business. We are leveraging core SRA and ORION capabilities to strengthen our position with the Department of Homeland Security and other important customers.”

Chief Financial Officer Stephen Hughes added, “We are very pleased that we were able to improve operating and net margins. Days sales outstanding improved again by two days in the March quarter to 76 from 78 in the previous quarter. We closed the quarter with $165.4 million of cash and cash equivalents and no debt. As expected, the ORION acquisition was accretive to earnings in the quarter.”

New Business Awards

During the third quarter, SRA won new business with contract value of $259 million. Backlog of signed business orders increased by $91 million during the quarter to $2.0 billion. A description follows of three important wins:

Exhibit 99.1

•	SRA won a re-competition to provide conflict prevention and resolution services to the U.S. Environmental Protection Agency (EPA) Office of General Counsel. The five-year contract has an estimated value of $65 million if all options are exercised, representing a substantial increase in value above the previous contract. Since 1999, SRA has provided EPA with facilitation, consensus building, case mediation and arbitration, and other alternative dispute resolution services for community issues, national environmental policy conflicts, and workplace disputes.

•	SRA received $11.5 million in task orders supporting research in information warfare and intelligence, surveillance, and reconnaissance systems on its $44.7 million Indefinite Delivery/Indefinite Quantity contract with the Air Force Research Laboratory announced last quarter.

•	SRA was awarded a 12-month follow-on task order to provide security engineering, certification, and accreditation support to the Defense Information Systems Agency Public-Key Enabled, or PKE, Applications. The $5.5 million contract extends the Company’s previous PKE work to the area of Network Centric Enterprise Services and the Global Information Grid.

Forward Guidance

SRA is raising forward guidance for the fourth quarter and fiscal year 2004 and introducing forward guidance for fiscal year 2005 as shown in the table below. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance does not include any effect for additional acquisitions SRA might undertake in the future.

Measure	Quarter Ending June 30, 2004	FY Ending June 30, 2004	FY Ending June 30, 2005
Revenue (in millions)	$165-$170	$600-$605	$700-$725
Diluted EPS	$0.37-$0.39	$1.36-$1.38	$1.60-$1.70
Diluted Share Equivalents (in millions)	27.7	27.4	27.9

Previously, the Company provided guidance for the fourth quarter of fiscal year 2004 revenue of $157-$165 million and diluted earnings per share of $0.35-$0.38 based on 27.6 million shares and fiscal year 2004 revenue of $580-$595 million and diluted earnings per share of $1.30-$1.35 based on 27.4 million shares.

About SRA International, Inc.

SRA is a leading provider of information technology services and professional services to clients in national security, civil government, and health care and public health. SRA services include strategic consulting; management and environmental consulting services; systems design, development, and integration; and outsourcing and operations management. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies and technology, enterprise

Exhibit 99.1

architecture, network operations and management, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for five consecutive years. The Company’s 3,200 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 13, 2004. In addition, the forward-looking statements included in this press release represent our views as of May 3, 2004. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 3, 2004.

CONTACTS:

Stuart Davis	Stephen Hughes
Director, Investor Relations	Senior Vice President and CFO
SRA, International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

Exhibit 99.1

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

			Three Months Ended		Nine Months Ended
			3/31/03	3/31/04	3/31/03	3/31/04
	Revenue		$116,405	$159,962	$323,254	$434,942
	Operating costs and expenses:
	Cost of services		81,316	114,364	227,799	311,548
	Selling, general, and administrative		21,155	26,624	60,540	73,228
	Depreciation and amortization		2,423	2,786	6,420	7,513

	Total operating costs and expenses		104,894	143,774	294,759	392,289

	Operating income		11,511	16,188	28,495	42,653
	Interest expense		(27)	(5)	(101)	(6)
	Interest income		312	396	1,196	1,211
Gain on sale of equity method investment	(a	)	—	—	1,031	—
Gain on sale of Assentor practice	(b	)	—	—	4,685	—
Other income	(c	)	—	—	—	153

	Income before taxes		11,796	16,579	35,306	44,011
	Provision for income taxes		4,626	6,383	14,124	16,950

	Net income		$7,170	$10,196	$21,182	$27,061

	Earnings per share:
	Basic		$0.33	$0.40	$1.00	$1.07

	Diluted		$0.30	$0.37	$0.90	$0.99

	Weighted-average shares:
	Basic		21,661,783	25,631,969	21,103,022	25,402,184

	Diluted		23,829,699	27,457,409	23,569,864	27,307,920

(a)	Non-recurring item reflects the receipt of an escrow payment related to the sale of our minority interest in Mail2000, Inc. in February 2001.
(b)	Non-recurring item reflects the sale of our Assentor practice in October 2002.
(c)	Non-recurring item reflects the reversal of remaining reserves established to cover estimated interest payments to state tax authorities in connection with our tax accounting method change in February 2002.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	As of
	6/30/03	3/31/04
		(Unaudited)
Current assets:
Cash and cash equivalents	$158,264	$165,428
Short-term investments	433	—
Accounts receivable, net	119,224	151,776
Prepaid expenses and other	12,434	11,897
Deferred income taxes, current	5,980	6,637

Total current assets	296,335	335,738

Property and equipment, net	20,641	22,044

Other assets:
Goodwill	36,171	62,939
Identified intangibles, net	6,120	13,622
Deferred compensation trust	3,483	4,100
Deferred income taxes, noncurrent	1,308	—
Investments and other	653	—

Total other assets	47,735	80,661

Total assets	$364,711	$438,443

Current liabilities:
Accounts payable and accrued expenses	$40,338	$52,467
Accrued payroll and employee benefits	30,993	44,685
Billings in excess of revenue recognized	4,949	8,988
Current portion of long-term debt	400	—

Total current liabilities	76,680	106,140

Long-term liabilities:
Deferred income taxes, noncurrent	—	1,238
Other long-term liabilities	5,016	6,013

Total long-term liabilities	5,016	7,251

Total liabilities	81,696	113,391

Stockholders’ equity:
Preferred stock, $0.20 par value	—	—
Class A common stock, $0.004 par value	93	97
Class B common stock, $0.004 par value	40	39
Additional paid-in capital	224,808	239,572
Treasury stock, at cost	(47,057)	(46,560)
Deferred stock-based compensation	(509)	(797)
Retained earnings	105,640	132,701

Total stockholders’ equity	283,015	325,052

Total liabilities and stockholders’ equity	$364,711	$438,443

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	3/31/03	3/31/04
Cash flows from operating activities:
Net income	$21,182	$27,061
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	6,480	7,513
Stock-based compensation	158	177
Tax benefits of stock option exercises	5,974	5,840
Deferred income taxes	845	(465)
Gain on sale of equity method investment	(1,031)	—
Gain on sale of Assentor practice	(4,685)	—
Working capital changes	8,069	(418)

Net cash provided by operating activities	36,992	39,708

Cash flows from investing activities:
Capital expenditures	(6,669)	(7,759)
Purchases of investments	(8,353)	—
Proceeds from sale of investments	5,996	1,083
Proceeds from sale of equity method investment	1,031	—
Proceeds from sale of Assentor practice	4,685	—
Earn-out payments to former Marasco Newton Group, Ltd. stockholders	(8,006)	—
Acquisition of Adroit Systems, Inc., net of cash acquired	(33,304)	—
Acquisition of ORION Scientific Systems, net of cash acquired	—	(32,927)

Net cash used in investing activities	(44,620)	(39,603)

Cash flows from financing activities:
Repayment of term loan	(1,200)	(400)
Repayment of Adroit Systems, Inc. debt acquired	(990)	—
Issuance of common stock	3,424	4,470
Reissuance of treasury stock	1,696	3,134
Purchase of treasury stock	(2,839)	(145)

Net cash provided by financing activities	91	7,059

Net (decrease) increase in cash and cash equivalents	(7,537)	7,164
Cash and cash equivalents, beginning of period	87,137	158,264

Cash and cash equivalents, end of period	$79,600	$165,428

Supplemental disclosures of cash flow information:
Cash paid during the period-
Interest	$101	$12

Income taxes	$3,955	$5,289

Cash received during the period-
Interest	$1,081	$1,069

Income taxes	$168	$583

Pro Forma Earnings Per Share For The Three Months Ended March 31, 2004 (Unaudited)

(in thousands)

The Company has presented weighted-average common shares outstanding, as adjusted, to show the effect on the Company’s earnings per share for the three months ended March 31, 2004, excluding the shares issued in conjunction with the follow-on offering. The Company believes that this non-GAAP financial measure provides useful information to investors because it allows investors to compare the Company’s current performance to performance before the follow-on offering on a consistent basis. This non-GAAP financial measure should not be considered in isolation or as substitute for measures of performance prepared in accordance with GAAP.

	As Reported 3 Months Ended 3/31/04	Adjustments	Pro Forma 3 Months Ended 3/31/04
Net income	$10,196	$—	$10,196

Earnings per share:
Basic	$0.40	$0.04	$0.44

Diluted	$0.37	$0.04	$0.41

Weighted-average shares:
Basic [1]	25,631,969	(2,526,878)	23,105,091

Diluted [1]	27,457,409	(2,526,878)	24,930,531

[1]	Adjusted to eliminate the impact of shares issued in the Company’s June 2003 follow-on stock offering.